Teledyne Announces Executive Promotions

THOUSAND OAKS, Calif. – June 13, 2013 – Teledyne Technologies Incorporated (NYSE:TDY) announced today several executive promotions, effective July 1, 2013.

Al Pichelli, Teledyne’s current president & chief operating officer of Teledyne’s instrumentation and aerospace and defense electronics segments, will become an executive vice president of Teledyne. Pichelli, age 61, joined Teledyne in 1980, and has held numerous general management roles of increasing responsibility over the past 33 years. Pichelli will continue to be responsible for the instrumentation and aerospace and defense electronics segments.

Rex Geveden, Teledyne’s current president of the engineered systems segment and president and CEO of Teledyne Scientific & Imaging, will also become an executive vice president of Teledyne. Geveden, age 52, joined Teledyne in 2007, following a 24 year career in space, defense, and energy industries, most recently having held the position of associate administrator at the National Aeronautics and Space Administration, where he functioned as the agency’s chief operating officer. Geveden will now be responsible for Teledyne’s digital imaging and engineered systems segments.

“I want to congratulate Al and Rex,” said Robert Mehrabian, chairman, president and chief executive officer of Teledyne. “I am confident that Al and Rex, who provide complementary operational, financial and technical depth, will continue to provide outstanding leadership for Teledyne’s four business segments.”

In addition, Tom Reslewic, currently president and CEO of Teledyne LeCroy, will be given additional responsibility for Teledyne’s environmental and chemical measurement instrumentation businesses, and report to Al Pichelli. Finally, Lisa Porter, currently senior vice president of Teledyne Scientific & Imaging, will be promoted to president of Teledyne Scientific & Imaging, and report to Rex Geveden. “In the brief time they have been at Teledyne, I have been very impressed with Tom and Lisa, and I am pleased to provide them additional responsibilities,” said Mehrabian.

Teledyne Technologies is a leading provider of sophisticated instrumentation, digital imaging products and software, aerospace and defense electronics, and engineered systems. Teledyne Technologies’ operations are primarily located in the United States, Canada, the United Kingdom and Mexico. For more information, visit Teledyne Technologies’ website at www.teledyne.com.

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